EXHIBIT 10.45

DESCRIPTION OF 2007 CASH BONUS PLAN

On February 27, 2007, the Compensation Committee of the Board of Directors approved the 2007 Cash Bonus Plan (the “2007 Plan”) for all of its full-time, salaried employees, including the Chief Executive Officer (“CEO”), Chief Operating Officer (“COO”), Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”). Under the terms of the 2007 Plan, the CEO and COO are eligible to receive bonuses of three percent of the Company’s pre-tax, pre-bonus income, the EVP is eligible to receive a bonus based on  3/4 of 1% of the Company’s pre-tax, pre-bonus income and the CFO is eligible to receive a bonus based on a specified percentage of the Company’s pre-tax, pre-bonus income. Region presidents are eligible to receive bonuses based upon specified percentages of their respective region pre-tax, pre-bonus income after corporate allocation, the president of the Company’s mortgage subsidiary is eligible to receive a bonus based upon the mortgage subsidiary’s pre-tax, pre-bonus income if the mortgage subsidiary achieves a targeted profit amount, a targeted mortgage capture rate (subject to adjustment upward or downward if actual performance is above or below the target) and a targeted customer service score (subject to adjustment upward or downward if actual performance is above or below the target), and all other participants are eligible to receive bonuses based upon specified percentages of salary or specified percentages of a bonus pool determined as a specified percentage of pre-tax, pre-bonus income.

An employee’s right to receive a bonus under the 2007 Plan is generally conditioned upon his or her being actively employed by the Company or its divisions or subsidiaries on the date of payment. Awards will be paid over two years, with 75% paid following the determination of the bonus awards, and 25% paid one year later, except for administrative staff bonuses and mortgage subsidiary bonuses which will be paid in full. The amounts payable one year later are conditioned upon continued employment to the date of payment, except in the case of retirement, death or disability.

The maximum aggregate amount of awards under the 2007 Plan will not exceed 20% of the Company’s consolidated pre-tax income before bonuses.

The Compensation Committee retains the discretion to increase the bonus of a participant in the event of an extraordinary performance, or decrease it in the case of a substandard performance, and may make this determination on the basis of objective or subjective criteria, including, but not limited to, the pay levels of executives at other major homebuilders.